Exhibit 17.1

July 31, 2011

MedClean Technologies, Inc.
3 Trowbridge Drive
Bethel, CT 06801

Re: Resignation from Board of Directors

Gentlemen:

This letter confirms that I, Joseph Esposito, hereby resign from my position as a director of MedClean Technologies, Inc. (the “Company”) effective immediately, to pursue other interests.

Sincerely,

/s/ Joseph Esposito
Joseph Esposito